Exhibit 4.1

VALIDUS HOLDINGS, LTD., as Issuer,

and

THE BANK OF NEW YORK MELLON,

as Trustee

______________

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 26, 2018

______________

8.875% Senior Notes due 2040

______________

SECOND SUPPLEMENTAL INDENTURE, dated as of July 26, 2018 (the “Second Supplemental Indenture”), between Validus Holdings, Ltd., a company duly organized and existing under the laws of Bermuda (herein called the “Company”), having its principal office at 29 Richmond Road, Pembroke, Bermuda HM 08, and The Bank of New York Mellon, a New York banking corporation, as trustee (herein called the “Trustee”) under the Indenture referred to below.

RECITALS OF THE COMPANY

The Company and the Trustee entered into an Indenture dated as of January 26, 2010, as supplemented by the First Supplemental Indenture, dated January 26, 2010 (the “First Supplemental Indenture” and together with the Indenture, the “Original Indenture”) pursuant to which the Company established certain terms of a series of Securities to be known as the Company’s “8.875% Senior Notes due 2040” (the “Notes”).

Section 9.1 of the Original Indenture provides that a supplemental indenture may be entered into by the Company (when authorized by or pursuant to a Company’s Board Resolution) and the Trustee without the consent of any Holders of the Securities for certain purposes stated therein.

The Company has authorized the entry into the Second Supplemental Indenture pursuant to a Company Board Resolution dated July 18, 2018.

The Company has requested and does hereby request that the Trustee join with it in the execution and delivery of this Second Supplemental Indenture in order to amend and supplement the Original Indenture by adding certain terms related to guarantors and has delivered to the Trustee a Board Resolution authorizing the execution of this Second Supplemental Indenture.

All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

ARTICLE One

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 1.1	Definitions.

The Original Indenture together with this Second Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture.” For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Second Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Second Supplemental Indenture, the definition in this Second Supplemental Indenture shall apply to the Securities.

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1)           the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;

(2)           all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

(3)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” or “GAAP” with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and

(5)           all references used herein to the male gender shall include the female gender.

ARTICLE Two

AMENDMENT

Section 2.1	Amendment to Indenture.

Concurrently with the execution and delivery of this Second Supplemental Indenture,

(1)           Section 1.1 (Definitions) of the Original Indenture is amended to include the following:

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Securities by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

(2)           The following Sections 16.1 through 16.20 are added as a new Article 16 of the Original Indenture:

ARTICLE Sixteen

Section 16.1	Unconditional Guarantee.

Subject to the provisions of this Article Sixteen, each of the Guarantors, if any, as primary obligor and not merely as surety, hereby, jointly and severally, unconditionally and irrevocably and fully guarantees, on a senior unsecured basis to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and (z) the due and punctual payment and performance of all other monetary obligations of the Company and all other monetary obligations of the other Guarantors (including under the Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due to the Trustee under Section 6.6 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise. Failure to make payment when due of any amount so guaranteed, or failure to perform any other obligation of the Company to the Holders under this Indenture or under the Securities, for whatever reason, shall obligate each Guarantor to pay, or to perform or cause the performance of, the same immediately.

Each of the Guarantors, if any, hereby agrees to the fullest extent permitted by law that its obligations hereunder shall be unconditional. Notwithstanding the foregoing, each of the Guarantors reserves the right to assert defenses which the Company may have to payment of principal of, or interest or premium on, if any, the Securities other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby. Each of the Guarantors hereby waives to the fullest extent permitted by law the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities, this Indenture and the Guarantee. The Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise pursuant to law to return to the Company or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated (to the fullest extent permitted by law) in full force and effect and deemed reduced only by such amount paid and not so returned. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Securities and the Trustee, on the other hand, (a) subject to this Article Sixteen, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantee.

Section 16.2	Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Securities, each Holder and the Trustee, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or fraudulent conveyance under applicable law or being void or unenforceable under any law relating to insolvency of debtors. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee and this Article Sixteen shall be limited to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Sixteen, as would result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance under applicable law or being void or unenforceable under any law relating to insolvency of debtors.

Section 16.3	Execution and Delivery of Guarantee.

To further evidence its Guarantee as set forth in Section 16.1, each Guarantor hereby agrees to execute a supplement to this Indenture or a Guarantee, substantially in the form of Exhibit I hereto, and deliver it to the Trustee. Such Guarantee or supplement to this Indenture shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Authorized Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security.

Each of the Guarantors hereby agrees that its Guarantee set forth in Section 16.1 shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Guarantee.

If an Authorized Officer of a Guarantor whose signature is on this Indenture or a Guarantee no longer holds that office at the time the Trustee authenticates the Security on which such Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee of such Security shall nevertheless be valid.

The delivery of any Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 16.4	Waiver of Subrogation.

Until this Indenture is discharged and all of the Securities are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Securities or this Indenture and such Guarantor’s obligations under the Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders under the Securities, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Guarantee, and the waiver set forth in this Section 16.4 is knowingly made in contemplation of such benefits.

Section 16.5	Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders of Guarantee Obligations upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

Section 16.6	No Setoff.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 16.7	Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

Section 16.8	Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full.

Section 16.9	Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Company or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

Section 16.10	Guarantee Obligations Not Affected.

The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Company or any other Person;

(b) any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Securities or any Guarantee, or to give notice thereof to a Guarantor;

(c) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company or any other Person or their respective assets or the release or discharge of any such right or remedy;

(d) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(e) any change in the time, manner or place of payment of, or in any other term of, any of the Securities, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Securities or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Securities;

(f) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Company or a Guarantor;

(g) any merger or amalgamation of the Company or a Guarantor with any Person or Persons; and

(h) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Guarantee.

Section 16.11	Waiver.

Without in any way limiting the provisions of Section 16.1, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.

Section 16.12	No Obligation to Take Action Against the Company.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Indenture.

Section 16.13	Dealing with the Company and Others.

The Holders and the Trustee, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;

(b) take or abstain from taking security or collateral from the Company or from perfecting security or collateral of the Company;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Company or any third party with respect to the obligations or matters contemplated by this Indenture or the Securities;

(d) accept compromises or arrangements from the Company;

(e) apply all monies at any time received from the Company or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Holders or the Trustee may see fit.

Section 16.14	Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 16.5 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

Section 16.15	Acknowledgment.

Each Guarantor, if any, hereby acknowledges communication of the terms of this Indenture and the Securities and consents to and approves of the same.

Section 16.16	Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all reasonable costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Guarantee.

Section 16.17	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Securities, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Securities preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Guarantee and under this Indenture, the Securities and any other document or instrument between a Guarantor and/or the Company and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

Section 16.18	Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Securities and any guarantees or security at any time held by or for the benefit of any of them.

Section 16.19	Severability.

Any provision of this Article Sixteen which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Sixteen.

Section 16.20	Successors and Assigns.

Each Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

(3)           The following Exhibit I is added to the Original Indenture as a new Exhibit immediately after Exhibit H:

Exhibit I

GUARANTEE

Subject to the provisions of Article Sixteen of the Indenture referred to below, the undersigned Guarantor, as primary obligor and not merely as surety, hereby, jointly and severally with each other Guarantor, unconditionally and irrevocably and fully guarantees, on a senior unsecured basis to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Securities when and as the same shall become due and payable, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Securities and (z) the due and punctual payment and performance of all other monetary obligations of the Company and all other monetary obligations of the other Guarantors (including under the Guarantees), in each case, to the Holders or the Trustee hereunder, under the Securities or under the Indenture (including amounts due to the Trustee under Section 6.6 of the Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at stated maturity, upon redemption or repurchase, by acceleration or otherwise. Failure to make payment when due of any amount so guaranteed, or failure to perform any other obligation of the Company to the Holders under this Indenture or under the Securities, for whatever reason, shall obligate each Guarantor to pay, or to perform or cause the performance of, the same immediately.

The obligations of the Guarantors to the Holders and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Sixteen of that certain Indenture, dated as of January 26, 2010, as supplemented or otherwise modified from time to time (the “Indenture”) between Validus Holdings, Ltd. ( the “Company”), and The Bank of New York Mellon, as trustee, pursuant to which the Company established certain terms of a series of Securities to be known as the Company’s 8.875% Senior Notes due 2040 (the “Securities”) and reference is hereby made to the Indenture for the precise terms and limitations of this Guarantee. Each Holder of the Securities to which this Guarantee is endorsed, by accepting such Securities, agrees to and shall be bound by such provisions. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE Three

MISCELLANEOUS

Section 3.1	Effect of Second Supplemental Indenture.

(1)           This Second Supplemental Indenture is a supplemental indenture within the meaning of Section 9.1 of the Original Indenture, and the Original Indenture shall be read together with this Second Supplemental Indenture and shall have the same effect over the Securities, in the same manner as if the provisions of the Original Indenture and this Second Supplemental Indenture were contained in the same instrument.

(2)           In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Second Supplemental Indenture.

Section 3.2	Effect of Headings.

Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.3	Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

Section 3.4	Severability Clause.

In case any provision in this Second Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5	Benefits of Second Supplemental Indenture.

Nothing in this Second Supplemental Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 3.6	Conflict.

In the event that there is a conflict or inconsistency between the Original Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

Section 3.7	Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR ENTERED INTO AND PERFORMED IN SAID STATE.

Section 3.8	Ratification of Indenture; Supplemental Indentures Part of Indenture.

Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Original Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9	Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.10	Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the day and year first written above.

VALIDUS HOLDINGS, LTD.

By:	/s/ Elias Habayeb
Name: Elias Habayeb
Title: Vice President

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

[Signature Page to Second Supplemental Indenture]